Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen         MEDIA

Vice President,

Communication & External Relations

ConAgra Foods, Inc.

tel: 402-240-5210

Chris Klinefelter        ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG FISCAL 2014 SECOND-QUARTER EPS;

FISCAL 2014 EPS REAFFIRMED

Fiscal 2014 Second-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations of $0.54 as reported and $0.62 adjusted for items impacting comparability, up 4% as reported and up 9% on a comparable basis.

•	The company implemented organizational changes during the quarter that resulted in new reporting segments; a summary of major changes from the prior segment reporting methods is included on page 7. Historical amounts have been reclassified to conform to the new segment presentation.

•	Consumer Foods posted flat sales and a double-digit rate of growth in comparable operating profit.

•	Commercial Foods posted an increase in sales and a decrease in operating profit, as planned. The decrease in profit was expected due to previously disclosed customer transition issues in our Lamb Weston potato products business.

•	The Private Brands segment includes most of the former Ralcorp businesses as well as the private label business previously reported within the Consumer Foods segment.

•	The company continues to expect full-year diluted EPS to be in the range of $2.34 – $2.38, adjusted for items impacting comparability.

•	Debt reduction and other capital allocation goals are unchanged.

OMAHA, Neb., Dec. 19, 2013 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2014 second quarter ended Nov. 24, 2013. Diluted EPS from continuing operations was $0.54 as reported for the fiscal second quarter, up 4% from $0.52 in the year-ago period. Excluding $0.08 per diluted share of net expense in the current quarter, and $0.05 of net expense in the year-ago period, from items impacting comparability, current-quarter diluted EPS from continuing operations of $0.62 was 9% above the

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comparable $0.57 earned in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes on page 11.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are pleased that our fiscal second-quarter EPS came in stronger than anticipated. Some of the EPS strength in the fiscal second quarter reflected some volume that we were expecting early in the fiscal third quarter, and we still expect good comparable EPS growth in the second half of fiscal 2014. Challenging industry conditions make us cautious about the near term, and our fiscal 2014 EPS guidance reflects this. Taking our strong second-quarter EPS performance and the industry environment into consideration, we are reaffirming our EPS goal in the range of $2.34-$2.38, adjusted for items impacting comparability.”

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $2 billion and operating profit of $289 million, as reported. Sales were essentially flat, reflecting flat volumes and flat price/mix. The sequentially improved volume performance largely reflects changes in customer plans that resulted in replenished retail inventory levels prior to the holiday season. Ralcorp international sales are now part of this segment but not in year-ago amounts because of the date of the acquisition; contribution from this generated 1% favorable benefit to overall segment sales. The impact of foreign exchange negatively impacted segment sales by 1%.

•	Brands posting sales growth for the quarter include Hebrew National, Hunt’s, Marie Callender’s, Reddi-wip, Ro*Tel, Rosarita, Slim Jim, Wolf, and others. More brand details are in the Q&A document accompanying this release.

•	Over the last few weeks, the company has seen improved consumption trends for some key brands in response to recent merchandising programs.

Operating profit of $289 million was 13% above year-ago amounts as reported. After adjusting for $4 million of net expense in the current quarter and $6 million of net expense in the year-ago period from items impacting comparability, current quarter operating profit of $293 million increased 11%

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over comparable year-ago amounts. The comparable profit growth reflects manageable inflation, supply chain productivity initiatives, and a strong focus on selling, general, and administrative (SG&A) related efficiencies. Advertising and consumer promotion costs declined year-over-year, reflecting heavy investment a year ago, rebalancing spending to strengthen promotional support, and a focus on productivity.

Some of the sequential volume improvement in the fiscal second quarter reflects business that was expected to occur early in the fiscal third quarter, thus a shift in timing versus earlier plans. Given current business conditions, the company is cautious about near-term volume performance. The company currently expects overall comparable volumes for this segment for the full fiscal year to be down slightly compared with year-ago amounts. The company expects operating profit growth for this segment in the back half of the fiscal year, largely due to a combination of continued manageable inflation, supply chain productivity initiatives, SG&A efficiencies which include a reduction in marketing expense, and, to a lesser extent, the benefit of merchandising programs.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, milled grain, as well as consumer branded and private branded packaged food items and bakery products, sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.6 billion, up 3% over year-ago amounts as reported. The sales growth reflects $79 million of benefit from acquisitions, specifically Ralcorp foodservice results that are now part of this segment (but not in year-ago amounts because of the date of the acquisition). Segment operating profit was $169 million, 13% below year-ago amounts as reported.

After adjusting for $9 million of net expense in the current quarter for items impacting comparability, current quarter operating profit of $178 million declined 9% on a comparable basis.

Lamb Weston potato products’ profits were below year-ago amounts, as expected, given that a major foodservice customer did not renew a sizeable amount of potato business toward the end of last fiscal year. Lamb Weston continues to expand business with other customers to recover the lost

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volume. During the quarter, the company fully transitioned to processing the current-year potato crop; the quality is below the level expected, and this will negatively affect manufacturing costs and margins for Lamb Weston over the next few quarters. Lamb Weston expects good but slower-than-planned growth internationally largely because some customers are facing short-term challenges in certain Asian markets.

Flour milling sales decreased, reflecting the pass-through of lower wheat costs, while milling profits were in line with year-ago amounts. Profits for the rest of the segment were in line with year-ago amounts, favorably influenced by $5 million of contribution from the former Ralcorp foodservice operations.

Private Brands

Private brand food items sold in domestic markets.

Sales for the Private Brands segment were $1.1 billion in the quarter, up more than $900 million over year-ago amounts. This growth reflects the acquisition of the Ralcorp businesses; most of the former Ralcorp businesses are classified within this segment (and not in year-ago amounts because of the date of the acquisition). Operating profit for this segment was $89 million as reported and $91 million adjusted for items impacting comparability; the increase over prior-year amounts reflects the acquisition. Under the recently implemented organizational structure, the company has combined all of the private brand activities across the company in the Private Brands segment; this positions it for strong customer service and effective leveraging of the company’s infrastructure to support long-term private brand growth opportunities. Early feedback from major customers about the company’s long-term plans and commitment to private brands categories, and the resulting growth potential, has been very good.

The private brands operations are now focused on six major product lines: bars, cereal, condiments, pasta, snacks, and retail bakery. Each product group has a designated general manager with full profit responsibility and cross-functional support designed to drive growth; the company also has focused private brand selling efforts, with a private brand sales leader for each retail customer team. While private brands results so far this fiscal year have not been as strong as planned, these organizational changes, as well as the accompanying focus on improving customer partnerships,

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ensuring appropriate pricing architecture, and winning new business, are expected to gradually improve results over time. Overall, the former Ralcorp businesses are expected to contribute about $0.25 per share of diluted EPS this fiscal year, adjusted for items impacting comparability. This is in line with original goals, with a significant portion of the profit contribution coming from this new Private Brands segment.

Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $9 million of unfavorable impact in the current quarter and $16 million of unfavorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

Other Items

•	Unallocated Corporate amounts were $106 million of expense in the current quarter and $91 million of expense in the year-ago period. Current-quarter amounts include $9 million of unfavorable hedge-related impact and $29 million of net expense from other items impacting comparability (details starting on page 8 of this release). Year-ago period amounts include $16 million of unfavorable hedge-related impact and $10 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $68 million for the current quarter and $65 million in the year-ago period.

•	Equity method investment earnings were $5 million for the current quarter and $13 million in the year-ago period; the year-over-year decline reflects a $3 million pension adjustment (identified as an item impacting comparability), as well as difficult market conditions for a European potato joint venture.

•	Net interest expense was $95 million in the current quarter and $53 million in the year-ago period; the increase reflects the incremental interest related to the debt incurred to fund acquisitions, principally Ralcorp.

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Capital Items

•	Dividends for the current quarter totaled $106 million versus $97 million in the year-ago period, reflecting an increase in shares outstanding.

•	The company repurchased approximately 2 million shares of common stock during the quarter for approximately $69 million.

•	For the current quarter, capital expenditures for property, plant and equipment were $151 million, compared with $81 million in the year-ago period; approximately $28 million of the increase relates to Ralcorp. The comparable increase reflects several significant planned plant expansions and improvements. Depreciation and amortization expense was approximately $146 million for the fiscal second quarter; this compares with a total of $94 million in the year-ago period. Approximately $48 million of the increase in depreciation and amortization relates to Ralcorp.

•	The company is currently preparing for the formation of Ardent Mills, a joint venture into which the company expects to contribute its milling operations. The details of that transaction, which is now expected to close in the first quarter of calendar 2014, were announced on March 5, 2013. While the company expects approximately $0.03 of EPS dilution this fiscal year, as previously discussed, due to the formation of the venture, over the long term, the venture’s profit growth is expected to be accretive to ConAgra Foods’ EPS.

Outlook

The company continues to expect fiscal 2014 diluted EPS, adjusted for items impacting comparability, to be in the range of $2.34-$2.38. This takes into account the stronger-than-planned fiscal second quarter EPS contribution, as well as caution about the overall business environment, the impact of the quality issues in this year’s potato crop at Lamb Weston, and the gradual nature of the executional improvements underway in the Private Brands segment.

The company’s long-term EPS growth rates, and multi-year synergy goals related to the Ralcorp acquisition, are unchanged from prior estimates. The company expects at least 10% annual

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comparable EPS growth in the fiscal 2015-2017 period, and expects the Ralcorp transaction to generate $300 million of annual pretax cost-related synergies by the end of fiscal 2017.

Segment Changes Implemented During the Fiscal Second Quarter, 2014

The Consumer Foods segment, which reported approximately $9.0 billion in sales for fiscal 2013 under the prior reporting structure, has been changed as follows:

•	It no longer includes results for store brands (reflecting approximately $700 million of revenue in fiscal 2013; store brands are now part of the recently created Private Brands segment),

•	It no longer includes results for foodservice sales of retail branded products (reflecting approximately $800 million of revenue in fiscal 2013; foodservice is now part of the Commercial Foods segment), and

•	It now includes international sales previously part of the Ralcorp business segment(s) results (owned less than a year, with the international sales from Ralcorp expected to generate approximately $60 million in FY14 sales).

The Commercial Foods segment, which reported sales of approximately $5.2 billion in fiscal 2013 under the prior reporting structure, has been changed as follows:

•	It now includes the foodservice results that were previously part of the Consumer Foods segment (see above for sales quantification).

•	It now includes the frozen bakery foodservice results that were previously part of the Ralcorp business segment(s) (owned less than a year, with the foodservice sales from Ralcorp expected to generate approximately $300 million in FY14 sales).

The Private Brands segment has been recently created, and includes:

•	A significant portion of the results of the former Ralcorp businesses (owned less than a year, and this portion of the former Ralcorp segment is expected to generate $3.7 billion of sales in fiscal 2014);

•	The store brands results that were previously part of the Consumer Foods segment (see above for sales quantification).

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Major Items Impacting Second-quarter Fiscal 2014 EPS Comparability

Included in the $0.54 diluted EPS from continuing operations for the second quarter of fiscal 2014 (EPS amounts rounded and after tax):

•	Approximately $0.05 per diluted share of net expense, or $35 million pretax, resulting from restructuring, integration, and transaction costs (including acquisition-related restructuring). $29 million of this is classified as unallocated Corporate expense (SG&A), $4 million is classified within the Consumer Foods segment (essentially all SG&A), and $2 million is classified within the Private Brands segment (essentially all SG&A).

•	Approximately $0.01 per diluted share of net expense, or $9 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.01 of net expense, or $9 million pretax, related to impairment of assets in the Commercial Foods segment, all SG&A.

•	Approximately $0.01 of net expense, or $3 million pretax, related to the re-measurement of pensions at an international potato venture, classified within equity method investment earnings.

Included in the $0.52 diluted EPS from continuing operations for the second quarter of fiscal 2013 (EPS amounts rounded and after tax):

•	Approximately $0.03 per diluted share of net expense, or $16 million pretax, resulting from acquisition and acquisition-related restructuring costs. $6 million (rounded) of these are in the Consumer Foods segment ($3 million in cost of goods sold (COGS) and $3 million in SG&A expense, and $10 million are in unallocated Corporate SG&A.

•	Approximately $0.02 per diluted share of net expense, or $16 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

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Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-675-4753 and 1-719-325-4857, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EST today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 7883761. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; the timing to consummate the potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill, and CHS; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture; the availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; ConAgra Foods’ success in efficiently and effectively integrating its acquisitions; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q2 FY14 and Q2 FY13 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Commercial Foods segment operating profit, and Private Brands segment operating profit. Amounts may be impacted by rounding.

Q2 FY14 & Q2 FY13 Diluted EPS from Continuing Operations

	Q2 FY14	Q2 FY13	% change
Diluted EPS from continuing operations	$0.54	$0.52	4%
Items impacting comparability:
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	0.05	0.03
Net expense related to unallocated mark-to-market impact of derivatives	0.01	0.02
Net expense related to impairment costs in the Commercial Foods segment	0.01	—
Net expense related to re-measurement of pensions at an international joint venture	0.01	—

Diluted EPS adjusted for items impacting comparability	$0.62	$0.57	9%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY14	Q2 FY13	% change
Consumer Foods Segment Operating Profit	$289	$257	13%
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	4	6

Consumer Foods Segment Adjusted Operating Profit	$293	$263	11%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY14	Q2 FY13	% change
Commercial Foods Segment Operating Profit	$169	$195	-13%
Net expense related to impairment costs	9	—

Commercial Foods Segment Adjusted Operating Profit	$178	$195	-9%

Private Brands Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY14
Private Brands Segment Operating Profit	$89
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	2

Private Brands Segment Adjusted Operating Profit	$91

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	November 24, 2013	November 25, 2012	Change
SALES
Consumer Foods	$2,016.1	$2,023.5	(0.4)%
Commercial Foods	1,574.0	1,526.3	3.1%
Private Brands	1,123.8	177.4	533.5%

Total	4,713.9	3,727.2	26.5%

OPERATING PROFIT
Consumer Foods	$288.9	$256.7	12.5%
Commercial Foods	169.2	194.7	(13.1)%
Private Brands	89.4	7.0	1177.1%

Total operating profit for segments	547.5	458.4	19.4%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(105.5)	(90.6)	16.4%
Interest expense, net	(95.4)	(53.4)	78.7%

Income from continuing operations before income taxes and equity method investment earnings	$346.6	$314.4	10.2%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended	Percent
	November 24, 2013	November 25, 2012	Change
SALES
Consumer Foods	$3,665.5	$3,690.3	(0.7)%
Commercial Foods	3,107.9	2,988.9	4.0%
Private Brands	2,138.0	350.3	510.3%

Total	8,911.4	7,029.5	26.8%

OPERATING PROFIT
Consumer Foods	$456.0	$465.4	(2.0)%
Commercial Foods	330.3	355.7	(7.1)%
Private Brands	156.4	13.9	1025.2%

Total operating profit for segments	942.7	835.0	12.9%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(229.2)	(49.1)	366.8%
Interest expense, net	(191.0)	(102.7)	86.0%

Income from continuing operations before income taxes and equity method investment earnings	$522.5	$683.2	(23.5)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	November 24, 2013	November 25, 2012	Change
Net sales	$4,713.9	$3,727.2	26.5%
Costs and expenses:
Cost of goods sold	3,699.2	2,865.6	29.1%
Selling, general and administrative expenses	572.7	493.8	16.0%
Interest expense, net	95.4	53.4	78.7%

Income from continuing operations before income taxes and equity method investment earnings	346.6	314.4	10.2%
Income tax expense	117.9	109.7	7.5%
Equity method investment earnings	5.3	12.8	(58.6)%

Income from continuing operations	234.0	217.5	7.6%
Income (loss) from discontinued operations, net of tax	18.4	(1.0)	N/A

Net income	$252.4	$216.5	16.6%

Less: Net income attributable to noncontrolling interests	3.7	4.9	(24.5)%

Net income attributable to ConAgra Foods, Inc.	$248.7	$211.6	17.5%

Earnings per share – basic
Income from continuing operations	$0.55	$0.52	5.8%
Income from discontinued operations	0.04	—	100.0%

Net income attributable to ConAgra Foods, Inc.	$0.59	$0.52	13.5%

Weighted average shares outstanding	421.1	405.9	3.7%

Earnings per share – diluted
Income from continuing operations	$0.54	$0.52	3.8%
Income (loss) from discontinued operations	0.04	(0.01)	N/A

Net income attributable to ConAgra Foods, Inc.	$0.58	$0.51	13.7%

Weighted average share and share equivalents outstanding	427.0	411.7	3.7%

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended	Percent
	November 24, 2013	November 25, 2012	Change
Net sales	$8,911.4	$7,029.5	26.8%
Costs and expenses:
Cost of goods sold	7,065.8	5,299.3	33.3%
Selling, general and administrative expenses	1,132.1	944.3	19.9%
Interest expense, net	191.0	102.7	86.0%

Income from continuing operations before income taxes and equity method investment earnings	522.5	683.2	(23.5)%
Income tax expense	151.8	233.5	(35.0)%
Equity method investment earnings	9.4	20.4	(53.9)%

Income from continuing operations	380.1	470.1	(19.1)%
Income (loss) from discontinued operations, net of tax	19.5	(1.4)	N/A

Net income	$399.6	$468.7	(14.7)%

Less: Net income attributable to noncontrolling interests	6.6	7.0	(5.7)%

Net income attributable to ConAgra Foods, Inc.	$393.0	$461.7	(14.9)%

Earnings per share – basic
Income from continuing operations	$0.89	$1.14	(21.9)%
Income (loss) from discontinued operations	0.04	(0.01)	N/A

Net income attributable to ConAgra Foods, Inc.	$0.93	$1.13	(17.7)%

Weighted average shares outstanding	421.0	406.5	3.6%

Earnings per share – diluted
Income from continuing operations	$0.87	$1.12	(22.3)%
Income from discontinued operations	0.05	—	100.0%

Net income attributable to ConAgra Foods, Inc.	$0.92	$1.12	(17.9)%

Weighted average share and share equivalents outstanding	427.5	411.8	3.8%

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ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	November 24, 2013	May 26, 2013
ASSETS
Current assets
Cash and cash equivalents	$192.7	$183.9
Receivables, less allowance for doubtful accounts of $7.2 and $7.6	1,415.1	1,286.2
Inventories	2,776.1	2,390.3
Prepaid expenses and other current assets	371.7	515.6
Current assets held for sale	—	3.8

Total current assets	4,755.6	4,379.8
Property, plant and equipment, net	3,932.3	3,850.4
Goodwill	8,455.9	8,444.1
Brands, trademarks and other intangibles, net	3,355.9	3,418.1
Other assets	286.7	293.5
Noncurrent assets held for sale	—	19.4

	$20,786.4	$20,405.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$233.7	$185.0
Current installments of long-term debt	584.9	517.9
Accounts payable	1,783.7	1,501.6
Accrued payroll	179.2	287.2
Other accrued liabilities	948.0	909.6

Total current liabilities	3,729.5	3,401.3
Senior long-term debt, excluding current installments	8,575.2	8,691.0
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,724.1	2,754.1
Total stockholders’ equity	5,561.7	5,363.0

	$20,786.4	$20,405.3

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ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twenty-six weeks ended
	November 24, 2013	November 25, 2012
Cash flows from operating activities:
Net income	$399.6	$468.7
Income (loss) from discontinued operations	19.5	(1.4)

Income from continuing operations	380.1	470.1
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	292.4	185.3
Asset impairment charges	14.8	4.6
Earnings of affiliates less than (in excess of) distributions	1.3	(5.4)
Share-based payments expense	32.1	27.8
Contributions to pension plans	(10.1)	(10.1)
Pension expense	(4.5)	11.4
Other items	(4.9)	(11.1)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(133.8)	(109.9)
Inventory	(385.7)	(333.7)
Deferred income taxes and income taxes payable, net	106.6	(2.8)
Prepaid expenses and other current assets	65.3	19.7
Accounts payable	270.0	226.1
Accrued payroll	(107.9)	(13.3)
Other accrued liabilities	40.1	21.8

Net cash flows from operating activities – continuing operations	555.8	480.5
Net cash flows from operating activities – discontinued operations	(0.1)	(1.9)

Net cash flows from operating activities	555.7	478.6

Cash flows from investing activities:
Additions to property, plant and equipment	(332.2)	(179.1)
Sale of property, plant and equipment	12.1	3.9
Purchase of businesses, net of cash acquired	(39.6)	(268.6)
Investment in equity method investee	—	(1.5)

Net cash flows from investing activities – continuing operations	(359.7)	(445.3)
Net cash flows from investing activities – discontinued operations	54.7	(1.3)

Net cash flows from investing activities	(305.0)	(446.6)

Cash flows from financing activities:
Net short-term borrowings	48.7	(40.0)
Issuance of long-term debt	—	743.0
Repayment of long-term debt	(50.7)	(34.2)
Repurchase of ConAgra Foods, Inc. common shares	(100.0)	(238.6)
Cash dividends paid	(210.4)	(195.3)
Exercise of stock options and issuance of other stock awards	70.3	102.9
Other items	0.8	1.5

Net cash flows from financing activities	(241.3)	339.3

Effect of exchange rate changes on cash and cash equivalents	(0.6)	2.5
Net change in cash and cash equivalents	8.8	373.8
Cash and cash equivalents at beginning of period	183.9	103.0

Cash and cash equivalents at end of period	$192.7	$476.8

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